As filed with the Securities and Exchange Commission on October 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILEXION THERAPEUTICS CORP

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

12 Abba Hillel Road

Ramat Gan, Israel 5250606

+972-3-756-4999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan M. Nathan, Adv. Meitar Law Offices Beyond Towers, 1 Ariel Sharon Street Givatayim 5320048, Israel Tel: +972-3-610-3100	Mark S. Selinger, Esq. Gary Emmanuel, Esq. Michael Soumas, Esq. Greenberg Traurig, LLP One Vanderbilt Avenue New York, New York 10017-5404 Tel: (212) 801-9200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 28, 2026

Silexion Therapeutics Corp

Up to 8,813,531 Ordinary Shares by the Selling Shareholders

This prospectus registers the resale by certain selling shareholders named herein (the “Selling Shareholders”) of an aggregate of up to 8,813,531 ordinary shares, par value $0.135 per share (“ordinary shares”), of Silexion Therapeutics Corp (“Silexion”, “our company”, the “Company”, “we” or “us”), consisting of: (a) up to 6,659,041 ordinary shares, in the aggregate (“Warrant Shares”), issuable upon exercise of warrants of Silexion held by Selling Shareholders, comprised of (i) up to 3,216,928 Warrant Shares issuable under 3,216,928 Series F warrants, (ii) up to 3,216,928 Warrant Shares issuable under 3,216,928 Series G warrants, and (iii) up to 225,185 Warrant Shares issuable under 225,185 placement agent warrants; (b) 1,414,266 ordinary shares (“Note Shares”) that we issued to a Selling Shareholder upon conversion of amounts owed by us to it under a convertible promissory note that was held by that Selling Shareholder; and (c) 740,224 ordinary shares (“Commercial Shares”) that we issued to a Selling Shareholder pursuant to a commercial agreement to which we are party with it.

The Selling Shareholders have acquired the ordinary shares that are being offered for resale under this prospectus pursuant to three separate transactions with our company, consisting of: (a) an induced warrant exercise transaction completed on September 29, 2026 in which holders of 3,216,928 existing warrants issued in our public offering consummated on August 13, 2026 agreed to exercise those warrants for cash at a reduced exercise price of $0.2603 per ordinary share (the “September 2026 warrant inducement transaction”), and we issued, as an inducement for that exercise, (i) 6,433,856 new warrants (the “New Warrants”) to purchase up to 6,433,856 Warrant Shares to the exercising investors, comprised of 3,216,928 Series F warrants to purchase up to 3,216,928 Warrant Shares and 3,216,928 Series G warrants to purchase up to 3,216,928 Warrant Shares, all of which have an exercise price of $0.2603 per share, with the Series F warrants expiring five years, and the Series G warrants expiring 24 months, after the later of the increase in our authorized share capital (completed on October 26, 2026) and the effective date of the registration statement of which this prospectus forms a part, and (ii) the placement agent for the transaction, H.C. Wainwright & Co., LLC (the “placement agent” or “H.C. Wainwright”), and/or its designees, 225,185 placement agent warrants to purchase 225,185 Warrant Shares at an exercise price of $0.3254 per share; (b) our conversion, of all remaining outstanding principal amounts that we owed to a Selling Shareholder— Moringa Sponsor, L.P. (the “Moringa Sponsor”)— under the amended and restated convertible promissory note, dated August 15, 2024, in an original principal amount of $3,433,000 (the “Sponsor Promissory Note”), into 1,414,266 Note Shares; and (c) our issuance, on October 28, 2026, of the 740,224 Commercial Shares to a Selling Shareholder— LifeSci Advisors, LLC (“LifeSci”)— in a private placement as payment for services that it has provided to us under a commercial agreement between LifeSci and Silexion. The foregoing transactions, and the number of ordinary shares issuable to, or acquired by, the Selling Shareholders pursuant to those transactions, are described below under “Transactions Related to Offering Under This Prospectus” and “Plan of Distribution”.

The Selling Shareholders are identified below in the section titled “Selling Shareholders.” We will not receive any proceeds from the resale of the ordinary shares by the Selling Shareholders. However, we may receive proceeds from any cash exercise by the Selling Shareholders of the New Warrants or placement agent warrants. See “Use of Proceeds.”

The Selling Shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then-prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders will pay all brokerage fees and commissions and similar expenses attributable to their sales of ordinary shares. We will pay the expenses, other than brokerage fees and commissions and similar expenses, incurred in registering the sale of the ordinary shares offered hereby, including legal and accounting fees. See “Plan of Distribution.”

All numbers of shares and share equivalents (such as warrants) appearing in this prospectus will be deemed to be adjusted downwards, and per-share/share equivalent dollar amounts will be deemed to be adjusted upwards in a proportionate manner, upon the effectiveness of the prospective 1-for-24 reverse share split that we intend to effect in the near future, following its approval by our shareholders at our extraordinary general meeting held (following adjournment) on October 26, 2026. If that reverse share split occurs following the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a prospectus supplement to reflect the post-reverse share split numbers, in accordance with Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Our ordinary shares and warrants are listed on The Nasdaq Stock Market under the symbols “SLXN” and “SLXNW,” respectively. On October 27, 2026, the last reported sales price of our ordinary shares was $0.166 per share, and the last reported sales price of our warrants was $0.0062 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of this prospectus and in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated ___, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the ordinary shares offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholders of the ordinary shares offered by them as described in this prospectus, although we may receive proceeds from the exercise for cash of New Warrants or placement agent warrants before the underlying ordinary shares are sold, to the extent those warrants are exercised for cash. Given the current price level of our ordinary shares, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any proceeds in relation to our outstanding warrants.

As permitted under the rules of the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed, or that we may subsequently file, with the SEC but that are not included in or delivered with this prospectus. This prospectus also contains summaries of certain provisions contained in some of those documents. All of the summaries are qualified in their entirety by the actual documents. See “Incorporation of Certain Information by Reference” later in this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Silexion Therapeutics Corp, 12 Abba Hillel Road, Ramat Gan, Israel 5250606, Attention: Chief Financial Officer. The telephone number of our principal executive offices is +972-3-756-4999. See “Where You Can Find Additional Information”.

Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders will make an offer to sell ordinary shares in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement to this prospectus to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, references in this prospectus to “Silexion”, “we”, “us,” “our,” “the Company”, “our company” and similar terms refer to Silexion Therapeutics Corp (formerly known as Biomotion Sciences), a Cayman Islands exempted company, and its consolidated subsidiaries. References to “Silexion Israel” refer to Silexion Therapeutics Ltd., an Israeli company and wholly-owned subsidiary of the Company, through which our operations are primarily conducted, and references to “Moringa” refer to Moringa Acquisition Corp, a Cayman Islands exempted company and formerly an inactive, wholly-owned subsidiary of the Company (which was dissolved as of June 30, 2026). References to the “Business Combination” refer collectively to the transactions completed on August 15, 2024 pursuant to that certain Amended and Restated Business Combination Agreement, dated as of April 3, 2024 (as amended, the “Business Combination Agreement”), by and among Silexion, August M.S. Ltd., an Israeli company and a wholly-owned subsidiary of Silexion (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly-owned subsidiary of Silexion (“Merger Sub 2”), Moringa and Silexion Israel. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 2 merged with and into Moringa, with Moringa continuing as the surviving company and a wholly-owned subsidiary of Silexion and (ii) Merger Sub 1 merged with and into Silexion Israel, with Silexion Israel continuing as the surviving company and a wholly-owned subsidiary of Silexion. In connection with the consummation of the Business Combination (the “Closing”), Silexion changed its name from “Biomotion Sciences” to “Silexion Therapeutics Corp”, and the ordinary shares and warrants of Silexion commenced trading on the Nasdaq Global Market under the symbols “SLXN” and “SLXNW”, respectively, on August 16, 2024. Those listings were later transferred to the Nasdaq Capital Market, under the same trading symbols.

Unless we explicitly indicate otherwise, all references in this prospectus to quantities of shares, share equivalents (such as warrants and options to purchase ordinary shares, and restricted share units (“RSUs”) that may be settled for ordinary shares), and prices per share (trading prices, purchase prices, and exercise prices) have been adjusted (when related to a date or time period prior to the relevant reverse share split(s), on a retroactive basis) to reflect a reduced number of shares or share equivalents, and an increase in the price per share, which have resulted from our reverse share splits, which have been effected as follows:

•	a 1-for-10 reverse share split effected post-market on May 28, 2026 and reflected in trading beginning on May 29, 2026;

•	a 1-for-15 reverse share split effected post-market on July 28, 2025 and reflected in trading beginning on July 29, 2025; and

•	a 1-for-9 reverse share split effected post-market on November 27, 2024 and reflected in trading beginning on November 29, 2024.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, as described later in the prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the information incorporated by reference in this prospectus. You should read the entire prospectus and the information incorporated by reference herein carefully, including the information discussed under “Risk Factors” in this prospectus and in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025, which we filed with the SEC on March 17, 2026 (the “2025 Annual Report”), as well as our financial statements and related notes that are incorporated by reference in this prospectus.

Our Business

We are a clinical-stage biotechnology company engaged in the discovery and development of proprietary treatments for cancers driven by mutations in the Kirsten rat sarcoma viral oncogene homolog (“KRAS”). The KRAS gene, when mutated, plays a central role in many cancer types, such as pancreatic, colorectal, and lung cancers, and is therefore considered an oncogene. This oncogene instructs cells to produce the corresponding mutated KRAS protein, which plays a key role in regulating cell growth signaling in cancer cells. While multiple pharmaceutical companies are pursuing strategies to inhibit KRAS and thereby limit its downstream signaling, our approach is differentiated by targeting the root cause of oncogenic signaling: we silence the KRAS oncogene itself, preventing the production of the oncogenic protein.

Our proprietary technology is designed to prompt tumor cells to degrade the messenger RNA (mRNA) that bridges the oncogene and the cellular protein synthesis machinery, utilizing small interfering RNA (siRNA) constructs that are chemically modified to enhance stability and cellular uptake while maintaining biological activity that interferes with mRNA function. Our lead product candidate, SIL204, is a second-generation siRNA engineered to suppress the production of mutated KRAS proteins. In pancreatic cancer, approximately 92% of patients have this mutated oncogene.

To address both localized and systemic disease, as well as the tumor’s dense desmoplastic stroma, which limits the effectiveness of current treatments, our novel delivery approach, which we refer to as an Integrated Treatment Regimen, involves administering SIL204 both directly into the tumor and systemically via subcutaneous injection, in combination with standard-of-care chemotherapy. In a previous Phase 2 clinical trial with our first-generation siRNA, the combination of siRNA and standard-of-care chemotherapy demonstrated an overall survival benefit compared to standard-of-care (“SoC”) chemotherapy alone. Building on preclinical advancements and regimen optimization, we believe SIL204 has the potential to further improve clinical outcomes.

We are conducting a Phase 2/3 prospective, randomized, controlled, multinational, open-label trial in locally advanced pancreatic cancer (“LAPC”) subjects that harbor the KRAS G12D/V mutations to evaluate the efficacy, safety and tolerability of SIL204 administered intratumorally in combination with standard of care (SoC) chemotherapy versus SoC chemotherapy only. In late July 2026, we initiated our Phase 2/3 clinical trial for SIL204 at Tel Aviv Sourasky Medical Center in Tel Aviv, Israel, and the first patient in the trial was dosed on September 30, 2026. We expect additional Israeli and German trial sites to complete customary site activation procedures. During 2025 and the first half of 2026, we have advanced our operational readiness, including the onboarding of external vendors, for the purposes of the prospective Phase 2/3 clinical studies.

Our company was originally formed for the purpose of effectuating the Business Combination and now serves as a publicly traded holding company for Silexion Israel, through which our operations are primarily carried out.

Our ordinary shares and warrants are listed on the Nasdaq Capital Market, and are quoted for trading under the symbols “SLXN” and “SLXNW”, respectively.

Recent Developments

Initiation of Phase 2/3 Clinical Trials

In late July 2026, we initiated our Phase 2/3 clinical trial for SIL204 at Tel Aviv Sourasky Medical Center in Tel Aviv, Israel, and on September 30, 2026, the first patient was dosed in that trial. The trial is structured with an initial safety run-in cohort of approximately 18 patients, followed by global expansion to enroll a randomized cohort of approximately 166 patients. Additional Israeli oncology centers and academic medical institutions in Germany are progressing through site activation and are expected to join the trial in the coming months.

The conduct of the trial follows upon the regulatory approvals that we have received for the trial in Israel and Germany. In late March 2026, we received formal approval from the Israeli Ministry of Health to initiate our Phase 2/3 clinical trial in LAPC subjects in Israel. The approval followed positive anti-tumor activity demonstrated across multiple preclinical models, successful completion of two-species toxicology studies, and constructive regulatory engagement supporting the Phase 2/3 trial design. We also received approval from the Helsinki Ethics Committee of Tel Aviv Sourasky Medical Center, in particular, for the conduct of the planned Phase 2/3 trial of SIL204 at its site.

In late April 2026, we furthermore successfully submitted a Clinical Trial Application (CTA) to Germany for our planned Phase 2/3 clinical trial of SIL204 in LAPC patients in Germany, and during the second quarter of 2026 we received formal regulatory approval to initiate the trial in Germany from Germany's Federal Institute for Drugs and Medical Devices (BfArM).

The clinical supply manufacturing of SIL204 for our Phase 2/3 clinical trial has been carried out in accordance with good manufacturing practice (GMP) by Catalent, Inc. at its facility in Limoges, France.

Recent Financing Transactions

August 2026 Public Offering

On August 13, 2026, we completed a public offering of 2,028,619 ordinary shares and 1,817,542 pre-funded warrants to purchase 1,817,542 underlying ordinary shares, with each ordinary share and each pre-funded warrant to purchase one ordinary share sold with one Series E ordinary warrant to purchase one ordinary share. In total, 3,846,161 Series E warrants to purchase 3,846,161 underlying ordinary shares were issued by us in the offering, each of which is (or was, as applicable) exercisable for one ordinary share at an exercise price of $0.65 per share for five years from issuance. We received aggregate gross proceeds of approximately $2.5 million from the public offering, before deducting placement agent fees and other offering expenses. H.C. Wainwright & Co. (“H.C. Wainwright” or “HCW”) acted as the exclusive placement agent for the August 2026 public offering. As consideration for HCW’s services in the offering, we issued to it and/or its designees 269,231 placement agent warrants to purchase 269,231 ordinary shares, which have an exercise price of $0.8125 per share (representing 125% of the public offering price per share), expire five years from the date of the commencement of sales in this offering, and are otherwise identical to the Series E warrants.

September 2026 Warrant Inducement Transaction

On September 28, 2026, we entered into an inducement offer letter with holders of 3,216,928 Series E ordinary warrants issued in the August 2026 public offering. The holders agreed to exercise those Series E ordinary warrants for cash at a reduced exercise price of $0.2603 per underlying ordinary share. As an inducement to that exercise, we agreed to issue new warrants to those exercising holders, consisting of 3,216,928 Series F warrants to purchase up to 3,216,928 ordinary shares and 3,216,928 Series G warrants to purchase up to 3,216,928 ordinary shares, each with an exercise price of $0.2603 per share. Those warrants became exercisable on October 26, 2026, the effective date of the increase in our authorized share capital following shareholder approval. The Series F warrants expire five years, and the Series G warrants expire 24 months, after the later of (i) the date of that increase in our authorized share capital, and (ii) the effective date of the registration statement of which this prospectus forms a part. We received aggregate gross proceeds of approximately $0.84 million from the exercise of those warrants, before deducting placement agent fees and other offering expenses. The closing of the induced warrant exercise transaction occurred on September 29, 2026. As part of the transaction, all outstanding Series E warrants (not only those held by the investors that participated in the transaction) were repriced to an exercise price of $0.2603 per share. H.C. Wainwright acted as our exclusive placement agent in connection with the September 2026 induced warrant exercise transaction. As consideration for its services in the transaction, we issued to it and/or its designees 225,185 placement agent warrants to purchase up to 225,185 underlying ordinary shares, which have an exercise price of $0.3254 per share (representing 125% of the exercise price of the investor warrants issued in the transaction), a five-year exercise term (mimicking the exercise term for the Series F warrants), and are otherwise identical to the Series F warrants.

Ongoing Financing Under ATM Agreement

Under the At The Market Offering Agreement, dated September 26, 2025, to which we are party with H.C. Wainwright, as sales agent or principal, we have the capacity to offer and sell from time to time of up to $13.17 million of our ordinary shares into the open market via an at-the-market financing facility (the “ATM”). Through September 30, 2026, we have issued and sold approximately $3.97 million of ordinary shares under that facility, including $1.90 million during the quarter ended September 30, 2026, thereby leaving approximately $9.20 million available for potential future sales as of September 30, 2026. We intend to continue to utilize the ATM for further financing of our operations on an ongoing basis, subject to market conditions for our ordinary shares, including sufficiently high trading volume, and reasonable price levels, on the Nasdaq Capital Market. For further details regarding the ATM Agreement, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, incorporated herein by reference.

Authorized Share Capital Increase and Prospective Reverse Share Split

At an extraordinary general meeting originally scheduled for October 19, 2026 and held, following adjournment, on October 26, 2026 (the “October 2026 extraordinary general meeting”), our shareholders approved two proposals: (i) an increase in our authorized share capital from US$2,146,500 divided into 15,900,000 ordinary shares of US$0.135 par value each to US$69,646,500 divided into 515,900,000 ordinary shares of US$0.135 par value each; as well as (ii) a reverse share split at a ratio of 1-for-24.

On that same day, we filed an amendment to our memorandum of association with the Registrar of Companies of the Cayman Islands to give effect to the increase in our authorized share capital. Our board of directors furthermore intends to effect the 1-for-24 reverse share split in the near future, currently expected to occur in early-to-mid November 2026. Upon effectiveness of that reverse share split, the number of ordinary shares issuable upon exercise of all of our outstanding warrants and options to purchase ordinary shares will be proportionately reduced, and the exercise prices thereof will be proportionately increased, in accordance with that 1-for-24 ratio.

Progress Towards Remedy of Nasdaq Listing Deficiencies

On August 18, 2026, we received a delisting notice from Nasdaq due to our shareholders’ equity having been $44 thousand as of June 30, 2026, below the $2.5 million minimum level required for continued listing on the Nasdaq Capital Market under the Equity Standard under Nasdaq Listing Rule 5550(b)(1). On September 25, 2026, we also received a deficiency notice from Nasdaq as to our non-compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2), due to the closing bid price of our ordinary shares having been below $1.00 for 30 consecutive trading days. Ordinarily, that minimum bid price deficiency would have similarly led to our receipt of a delisting notice under the Nasdaq listing rules, due to our having effected a reverse share split within the 12 months preceding that 30-trading day period.

At a hearing held on September 24, 2026 before a Nasdaq hearings panel, we appealed our delisting and presented our plans to remedy both listing deficiencies, whereby we would regain compliance with the shareholders equity requirement and minimum bid price deficiencies by November 16, 2026 and November 24, 2026, respectively.

Due to financing transactions effected during the third quarter of 2026, including our August 2026 public offering, the September 2026 warrant inducement transaction and sales under our ATM program, our shareholders’ equity increased to approximately $3.2 million as of September 30, 2026, above the minimum $2.5 million level. Furthermore, following our shareholders’ approval of our prospective 1-for-24 reverse share split at our October 2026 extraordinary general meeting, we believe that we will regain compliance with the minimum bid price requirement by November 24, 2026, as we expect to effect that reverse share split by early-to-mid November 2026, which we expect will cause our ordinary shares’ trading price to close above $1.00 for the requisite 10 consecutive trading day period prior to that date, thereby remedying that deficiency.

There can be no assurance, however, that we will regain or maintain compliance with the shareholders’ equity and minimum bid price requirements within the periods presented to the Nasdaq hearings panel. Even if we succeed at restoring compliance, there can be no assurance that we will maintain compliance with the shareholders’ equity requirement, the minimum bid price requirement, and all other continued listing standards of the Nasdaq Capital Market going forward.

Retirement of Moringa Sponsor Convertible Note

In connection with our equity financing activities during the third quarter ended September 30, 2026, we converted all remaining outstanding amounts under the Sponsor Promissory Note; as a result, that promissory note was retired by us on or about September 30, 2026.

On June 22, 2026, the Moringa Sponsor (which is controlled by our former director, Ilan Levin) filed a complaint in the Tel Aviv-Jaffa District Court against us, also naming our Chairman and Chief Executive Officer and our Chief Financial Officer as defendants. The complaint alleges that we had not properly converted outstanding amounts under the Sponsor Promissory Note into ordinary shares prior to that date, and alternatively demands repayment in full of the $3.433 million original principal amount of the note, plus damages. The Moringa Sponsor has furthermore disputed the validity of the additional conversions under the Sponsor Promissory Note that we effected during the third quarter of 2026. We believe that the allegations and claims asserted in the complaint are baseless and without merit, and that we correctly and validly effected the disputed conversions of amounts due under the Sponsor Promissory Note into ordinary shares, in strict compliance with the substantive and procedural requirements of the note. We have filed our statement of defense in the matter and have filed a counterclaim against the Moringa Sponsor for the damages that we have sustained as a result of its actions.

THE OFFERING
Ordinary Shares Offered by the Selling Shareholders	Up to 8,813,531 ordinary shares, consisting of: (a) up to 3,216,928 ordinary shares issuable upon exercise of 3,216,928 Series F warrants; (b) up to 3,216,928 ordinary shares issuable upon exercise of 3,216,928 Series G warrants; (c) up to 225,185 ordinary shares issuable upon exercise of placement agent warrants; (d) 1,414,266 ordinary shares issued to the Moringa Sponsor and not previously registered for resale; and (e) 740,224 Commercial Shares that have been issued to LifeSci.
Ordinary Shares Outstanding Prior to the Offering	15,213,516 ordinary shares (as of October 28, 2026, after giving effect to the issuance of the Commercial Shares to LifeSci)
Ordinary Shares to be Outstanding After the Offering (Assuming Exercise of Warrants Whereby Warrant Shares May be Sold Under This Prospectus)	Up to 21,872,557 ordinary shares, assuming the exercise in full of all 6,433,856 New Warrants and all 225,185 placement agent warrants, for which the underlying ordinary shares may be sold pursuant to this prospectus. The actual number of ordinary shares outstanding will vary, depending on the number of such warrants actually exercised.
Plan of Distribution	Sales of our ordinary shares (if any) under this prospectus may be made by a variety of methods, including without limitation sales made directly on Nasdaq, on any other existing trading market for our ordinary shares in the United States, sales made to or through a market maker other than on an exchange, or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. See “Plan of Distribution” on page 23 of this prospectus.
Use of Proceeds

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders in the offering. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the Selling Shareholders.

We may, however, receive proceeds from the exercise by Selling Shareholders of the New Warrants and placement agent warrants, if exercised for cash. Based on the stated exercise prices, the gross proceeds could be approximately $1.675 million from the Series F and Series G warrants, plus approximately $73.3 thousand from the placement agent warrants if all such warrants are exercised for cash rather than on a cashless basis.

There is no certainty that any Selling Shareholder will exercise the New Warrants or placement agent warrants. Accordingly, we may not receive any proceeds from the issuance of the underlying ordinary shares. If the market price for our ordinary shares is less than the applicable exercise prices, the Selling Shareholders may be less likely to exercise their warrants, and accordingly, we will not receive any such proceeds. There is no assurance that any warrants will be “in the money” before expiration.

We expect to use any proceeds received from cash exercises of the warrants for our Phase 2/3 clinical studies, working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors

 Investing in our ordinary shares involves a high degree of risk. You should read the “Risk Factors” section beginning on page 9 of this prospectus and the risk factors described in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding whether to invest in our ordinary shares.

Market for Ordinary Shares	Our ordinary shares are listed on Nasdaq under the symbol “SLXN”.

The number of ordinary shares to be outstanding after this offering is based on 15,213,516 ordinary shares outstanding as of October 28, 2026, after giving effect to the issuance of the Commercial Shares, and excludes as of such date:

●   4,900 ordinary shares issuable upon the exercise or settlement of outstanding equity awards under our equity incentive plans; and

●   1,421,808 ordinary shares issuable upon the exercise of an equivalent number of outstanding warrants at a weighted average exercise price of $54.72 per share (which constitute all ordinary shares underlying our outstanding warrants, other than the 6,433,856 ordinary shares underlying the New Warrants and 225,185 ordinary shares underlying the placement agent warrants that may be sold under this prospectus).

Implications of Being a Smaller Reporting Company and Emerging Growth Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements and reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our ordinary shares held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which our ordinary shares were offered in exchange for ordinary shares of each of Moringa and Silexion Israel, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

Corporate and Other Information

We are a Cayman Islands exempted company. Our principal executive offices are located at 12 Abba Hillel Road, Ramat Gan, Israel 5250606, and our telephone number is +972-3-756-4999. Our corporate website address is www.silexion.com. Except for the documents incorporated by reference in this prospectus, the information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

RISK FACTORS

Investing in our securities involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below and in the section titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, which we filed with the SEC on March 17, 2026 (the “2025 Annual Report”), which is incorporated herein by reference, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our future annual reports on Form 10-K and quarterly reports on Form 10-Q. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” The risks and uncertainties we have described below and under the section entitled “Risk Factors” in Part I, Item 1A of our 2025 Annual Report incorporated herein by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks are actualized, our business could be harmed. In such case, the trading price of our ordinary shares could decline and investors could lose all or a part of the money paid to buy our securities. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of these and other factors.

See also the statements contained under the heading “Forward-Looking Statements.”

Risks Related to the Offering Under this Prospectus and/or an Investment in Our Ordinary Shares

If we are unable to continue as a going concern, our securities will have little or no value.

We have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Our financial statements as of June 30, 2026, and as of December 31, 2025 and 2024, have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm included in its opinion for the years ended December 31, 2025 and 2024 an explanatory paragraph referring to our recurring losses from operations and our cash outflows from operating activities that raise substantial doubt about our ability to continue as a going concern. If we encounter continued issues or delays in the development or commercialization of our product candidates, in particular SIL204, or if we incur greater than anticipated expenses, our prior losses and expected future losses could have an adverse effect on our financial condition and negatively impact our ability to fund continued operations, obtain additional financing in the future, and continue as a going concern. There can be no assurance that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through financings, strategic transactions, sales of our products, licensing fees, royalty payments or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in our company.

We do not intend to pay any cash dividends on ordinary shares in the foreseeable future and, therefore, any return on your investment in our ordinary shares must come from increases in the fair market value and trading price of our ordinary shares.

We do not intend to pay any cash dividends on our ordinary shares in the foreseeable future and, therefore, any return on your investment in our ordinary shares must come from increases in the fair market value and trading price of our ordinary shares.

Our PFIC status could result in adverse U.S. federal income tax consequences to U.S. Holders.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

The annual PFIC income and asset tests in respect of our company will be applied based on the assets and activities of the combined business. Based on the composition of our income and assets, it cannot be determined whether we will be classified as a PFIC for our current taxable year or in any future taxable year. Further, changes in the composition of our income or composition of our assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If we are treated as a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. shareholder, such U.S. shareholder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. U.S. shareholders are strongly encouraged to consult their own advisors regarding the potential application of these rules to the ownership of our ordinary shares.

We are currently seeking to restore compliance with the Nasdaq shareholders’ equity and minimum bid price requirements, and our continued listing on the Nasdaq Capital Market is subject to the discretion of a Nasdaq hearings panel. If our ordinary shares and warrants are delisted from Nasdaq, the liquidity and market price of our securities, and our ability to raise capital, would be materially adversely affected.

During the third quarter of 2026, we received a delisting notice from Nasdaq based on Nasdaq’s determination that we were not in compliance with the $2.5 million minimum shareholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) (on August 18, 2026), as well as a notification that we had fallen out of compliance with the $1.00 minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (on September 25, 2026). Because we were subject to a mandatory panel monitor and had effected a reverse share split within the preceding year, we were not eligible for customary compliance periods, and our continued listing is subject to the determination of a Nasdaq hearings panel, before which we appeared on September 24, 2026. We requested that we be given until November 16, 2026 and November 24, 2026, respectively, to regain compliance with the minimum shareholders’ equity and bid price requirements. While we believe we have restored compliance with the shareholders’ equity requirement as of September 30, 2026 (our shareholders’ equity was $3.2 million as of that date) and will restore compliance with the minimum bid price requirement following our 1-for-24 reverse share split to be effected in early to mid November 2026, there can be no assurance that the Nasdaq hearings panel will approve our request to remain listed on Nasdaq, or that we have restored or will restore compliance in a satisfactory way to obtain the confirmation of the Nasdaq hearings panel to such effect. In addition, a new Nasdaq rule requiring a minimum market value of listed securities of $5.0 million, which the SEC approved on July 22, 2026, is currently stayed pending review by the full SEC; if that rule becomes effective, our securities could be suspended from trading and delisted without a cure or compliance period if our market value of listed securities remains below that level for 30 consecutive business days. There can be no assurance that the reverse share split will result in our restoring compliance with the minimum bid price requirement, that we will be able to maintain our shareholders’ equity above $2.5 million, that the panel will confirm our restoration of compliance with either such listing requirement, or that we will continue to comply with all other applicable listing standards.

If our ordinary shares and warrants are delisted, the liquidity and market price of our securities, and our ability to raise the capital needed to fund our operations, would be materially adversely affected. In the event of such delisting, our shareholders’ ability to trade, or obtain quotations of the market value of, our securities would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. In addition, the substantially decreased trading in our securities and decreased market liquidity of our securities as a result of the loss of market efficiencies associated with Nasdaq, and the accompanying loss of federal preemption of state securities laws, could materially adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees, and cause us to have fewer business development opportunities. Additionally, that may cause the market price of our securities to decline further, and shareholders may lose some or all of their investment. There can be no assurance that our securities, if delisted from Nasdaq in the future, would be listed on another national or international securities exchange or quotation system.

The ordinary shares offered hereby will be sold over the course of time, and investors who buy shares at different times will likely pay different prices.

Investors who purchase ordinary shares from Selling Shareholders in this offering at different times will likely pay different prices. As a result, investors may experience different outcomes in their investment results. Selling Shareholders will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of sales made at prices lower than the prices they paid.

Our share price is volatile, which could subject us to securities class action litigation, and your investment in our securities could decline in value.

The trading price of our ordinary shares could be subject to wide fluctuation in response to many factors listed in this section, and others beyond our control, including the following:

●	the results of our clinical trials with respect to SIL204;

●	whether we are able to maintain the listing of our ordinary shares on Nasdaq;

●	our future performance, including our projected timeline for regulatory approvals of our product candidates;

●	our market opportunity;

●	our strategy, future operations, financial position, projected costs, prospects and plans;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to retain or recruit officers, key employees and directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment;

●	expectations regarding future partnerships or other relationships with third parties;

●	our future capital requirements and sources and uses of cash, including our ability to obtain additional capital in the future;

●	market conditions for equity securities and general economic, political, and market conditions; and

●	other factors and risks identified from time to time in our filings with the SEC, including this prospectus and the 2025 Annual Report.

Furthermore, the capital markets can experience extreme price and volume fluctuations that may affect the market prices of equity securities of many companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations, may negatively impact the market price of our ordinary shares. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. You may not realize any return on your investment in us and may lose some or all of your investment.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold by the Selling Shareholders in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline. This could make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience future dilution as a result of future equity offerings and other issuances of our ordinary shares or other securities. In addition, this offering and future equity offerings and other issuances of our ordinary shares or other securities may adversely affect our ordinary shares.

In order to raise additional capital, we may in the future, including while the offering by the Selling Shareholders is ongoing, offer additional ordinary shares or other securities convertible into or exchangeable for ordinary shares at prices that will likely not be the same as the price per share you pay in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to our existing shareholders. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share that you pay in this offering.

In addition, the sale of shares in this offering and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

The exercise of the New Warrants and other outstanding warrants, and the issuance of ordinary shares upon such exercise, may dilute shareholders and could decrease our share price.

The exercise of the New Warrants and other outstanding warrants may adversely affect our share price due to the issuance and potential resale of a large number of ordinary shares or the perception that such sales could occur. These factors could make it more difficult to raise funds through future offerings and could adversely impact the terms on which we may obtain additional equity capital. Any future issuance of ordinary shares or other equity securities may result in significant dilution to our shareholders and may decrease our share price.

Our financing activities have repeatedly depleted our available authorized ordinary shares, and if our shareholders do not approve future increases to our authorized share capital, we will be unable to raise additional equity financing or maintain our Nasdaq listing.

Any increase to our authorized share capital requires the approval of our shareholders. In the recent past (over the course of 2026), all of our authorized but unissued ordinary shares were reserved for issuance under outstanding warrants and equity awards, such that we had no authorized ordinary shares available for additional financing activities, including under our ATM program. Despite our limited available authorized share capital, our shareholders did not approve a proposed increase to our authorized share capital at our March 2026 or September 2026 extraordinary general meetings. While our shareholders approved an increase to our authorized share capital at the October 2026 extraordinary general meeting, held (following adjournment) on October 26, 2026, our continued financing activities may again deplete our available authorized share capital. If we are unable to obtain shareholder approval for sufficient increases to our authorized share capital in a timely manner in the future, we may be unable to fund our operations, maintain compliance with the Nasdaq shareholders’ equity requirement, or satisfy our obligations to warrant holders, which could force us to curtail or cease our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any prospectus supplement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements regarding the Company’s and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our future performance, including our projected timeline for clinical trials and regulatory approvals for SIL204 or any other product candidate, and the expected results of such trials;

●	our ability to obtain financing on an ongoing basis, effect our planned 1-for-24 reverse share split and to restore and/or maintain our compliance with the minimum shareholders’ equity, minimum bid price, and other Nasdaq listing requirements related to our ordinary shares and warrants;

●	our market opportunity;

●	our strategy, future operations, financial position, projected costs, prospects and plans;

●	our ability to maintain the listing of our ordinary shares and our warrants on Nasdaq;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to retain or recruit officers, key employees and directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment;

●	expectations regarding future partnerships or other relationships with third parties;

●	our future capital requirements and sources and uses of cash, including our ability to obtain additional capital in the future; and

●	other factors identified from time to time in our filings with the SEC, including this prospectus.

These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions, and other factors that are difficult to predict and that may cause our actual results, performance, or achievements, or those of our industry, to differ materially from any future results, performance, or achievements expressed or implied by these statements. Actual results may differ materially from those anticipated or expressed in such statements due to a variety of factors, including, but not limited to, those discussed in Part I, Item 1A. “Risk Factors” in our 2025 Annual Report, filed with the SEC on March 17, 2026, as well as those described from time to time in our other filings with the SEC. A number of factors could cause our actual results to differ materially from those indicated by the forward-looking statements. Such factors include, without limitation, the following:

●	we cannot guarantee success in our Phase 2/3 clinical trials with respect to our SIL204 product candidate;

●	we are a development-stage company and have a limited operating history on which to assess our business;

●	we have never generated any revenue from product sales and may never be profitable;

●	we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all, and which will cause dilution to our shareholders;

●	the approach we are taking to discover and develop novel RNAi therapeutics is unproven for oncology and may never lead to marketable products;

●	we do not have experience producing our product candidates at commercial levels, currently have no marketing and sales organization, have an uncertain market receptiveness to our product candidates, and are uncertain as to whether there will be insurance coverage and reimbursement for our potential products;

●	we may be unable to attract, develop and/or retain key personnel or additional employees required for our development and future success;

●	we may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of our ordinary shares;

●	we may not succeed at restoring and/or maintaining at least $2.5 million of shareholders’ equity and a $1.00 trading price and thereby maintaining our compliance with the Equity Standard of the Nasdaq Capital Market, which could result in the delisting of our securities from Nasdaq; and

●	those additional factors described or incorporated by reference under the heading “Risk Factors” in this prospectus and in our other filings with the SEC.

All forward-looking statements included herein are based on information available to us as of the date hereof and speak only as of such date. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events. The forward-looking statements contained in or incorporated by reference into this prospectus reflect our views as of the date of this prospectus about future events and are subject to known and unknown risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements.

TRANSACTIONS RELATED TO OFFERING UNDER THIS PROSPECTUS

The ordinary shares offered by the Selling Shareholders under this prospectus consist of (i) 6,659,041 Warrant Shares that are issuable to Selling Shareholders upon potential exercise of the 3,216,928 Series F warrants, 3,216,928 Series G warrants, and 225,185 placement agent warrants issued pursuant to the September 2026 warrant inducement transaction, (ii) 1,414,266 Note Shares that we issued to the Moringa Sponsor upon conversion of amounts that we owed to it under the Sponsor Promissory Note and that had not previously been registered for resale, and (iii) the 740,224 Commercial Shares. We describe those transactions below:

September 2026 Warrant Inducement Transaction

On September 28, 2026, we entered into an inducement letter with holders of 3,216,928 existing (Series E) warrants issued in our public offering completed on August 13, 2026. Those holders agreed to exercise those existing warrants for cash and purchase 3,216,928 ordinary shares at a reduced exercise price of $0.2603 per share. In consideration, we agreed to issue to the exercising holders 3,216,928 Series F warrants to purchase up to 3,216,928 ordinary shares (exercisable for a five-year term) and 3,216,928 Series G warrants to purchase up to 3,216,928 ordinary shares (exercisable for a 24-month term), in each case at an exercise price of $0.2603 per underlying ordinary share. The New Warrants expire upon the five-year or 24-month anniversary (for the Series F warrants and Series G warrants, respectively) of the later of the increase in our authorized share capital (which occurred on October 26, 2026) and the effective date of the resale registration statement of which this prospectus forms a part.

H.C. Wainwright acted as our exclusive placement agent in connection with the September 2026 warrant inducement transaction. As consideration for its services in the transaction, we issued to it and/or its designees 225,185 placement agent warrants to purchase up to 225,185 underlying ordinary shares, which have an exercise price of $0.3254 per share (representing 125% of the exercise price of the New Warrants issued in the transaction), a five-year exercise term (mimicking the exercise term for the Series F warrants), and are otherwise identical to the Series F warrants.

We received aggregate gross proceeds of approximately $0.84 million from the exercise of the existing warrants, before deducting placement agent fees and other offering expenses. The closing of the transaction occurred on September 29, 2026.

The New Warrants became exercisable on October 26, 2026, the effective date of the increase in our authorized ordinary shares following shareholder approval.

In connection with the September 2026 warrant inducement transaction, we reduced the exercise price of all outstanding Series E warrants, including those held by participating investors, to $0.2603 per share.

We have been using the net proceeds from the September 2026 warrant inducement transaction for our Phase 2/3 clinical trial, working capital, and general corporate purposes.

Conversion of Amounts Under Sponsor Promissory Note

We have issued the 1,414,266 Note Shares registered for resale by the Moringa Sponsor under the registration statement of which this prospectus forms a part pursuant to conversion of outstanding amounts that we owed to the Moringa Sponsor under the Sponsor Promissory Note. As a result of our conversion of amounts under the Sponsor Promissory Note in connection with our August 2026 public offering, the September 2026 induced warrant exercise transaction, and our sales of ordinary shares under our ATM financing program during the third quarter of 2026, we have repaid all outstanding amounts under, and retired, the Sponsor Promissory Note by September 30, 2026.

We had originally issued the Sponsor Promissory Note to the Moringa Sponsor effective as of the Closing of the Business Combination in August 2024. The Sponsor Promissory Note amended and restated, and replaced, in their entirety, all existing promissory notes issued by Moringa to the Moringa Sponsor from the time of Moringa’s initial public offering until the Closing of the Business Combination (and as to which the obligations of Moringa were assigned to Silexion upon the Closing). The original principal amount of the Sponsor Promissory Note was $3.433 million, which reflected the total amount owed by Moringa to the Moringa Sponsor through the Closing. The maturity date of the Sponsor Promissory Note was the 30-month anniversary of the Closing (i.e., February 15, 2027). Amounts outstanding under the Sponsor Promissory Note could be repaid (unless otherwise decided by Silexion) only by way of conversion into ordinary shares in accordance with the terms set forth in the Sponsor Promissory Note. Silexion and the Moringa Sponsor could convert amounts outstanding under the Sponsor Promissory Note at the price per share at which we conducted equity financings, subject to a minimum conversion amount of $100,000, into such number of ordinary shares as constitutes up to thirty percent (30%) of the number of ordinary shares issued and sold by us in such equity financing. The Moringa Sponsor was also able to elect to convert amounts of principal outstanding under the note into ordinary shares at any time following the 24-month anniversary of the Closing, subject to a minimum conversion of $10,000, at a price per share equal to the volume weighted average price of the ordinary shares on the principal market on which they are traded during the 20 consecutive trading days prior to the conversion date.

Under an amended and restated registration rights and lock-up agreement to which we are party with the Moringa Sponsor and certain other shareholders, which became effective as of the Closing of the Business Combination, we are required to register for resale all ordinary shares issued or issuable to the Moringa Sponsor upon conversion of amounts that we owed to it under the Sponsor Promissory Note. Pursuant to that registration obligation, we are registering under the registration statement of which this prospectus forms a part the resale by the Moringa Sponsor of 1,414,266 Note Shares that have been issued and not previously registered for resale.

Issuance of Shares to LifeSci

Pursuant to a Master Service Agreement, dated as of April 28, 2026, between our subsidiary, Silexion Therapeutics Ltd., and LifeSci, under which LifeSci provides investor relations services to us, we agreed to pay LifeSci a monthly fee of $12,500 (increasing by 5% annually), payable entirely in our ordinary shares during the period of reduced monthly fees, as well as a one-time payment in ordinary shares at the start of the term to be applied against outstanding invoices. On October 28, 2026, following the increase in our authorized share capital approved at the October 2026 extraordinary general meeting, we issued an aggregate of 740,224 Commercial Shares to LifeSci in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, in settlement of approximately $140,643 of outstanding fees owed by us to LifeSci under the Master Service Agreement, which shares are subject to a contractual restriction on transfer until earned by LifeSci through the performance of such services. We are registering the resale of all of the Commercial Shares under the registration statement of which this prospectus forms a part.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying any cash dividends to shareholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, and such other factors as the board of directors deems relevant.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders. All net proceeds from sales of the ordinary shares covered by this prospectus will go to the Selling Shareholders. However, we may receive proceeds from cash exercises of the New Warrants and placement agent warrants.

Assuming cash exercise in full, the Series F and Series G warrants could generate aggregate gross proceeds of approximately $1.675 million for the Company, and the placement agent warrants could generate additional gross proceeds of approximately $73.3 thousand. There is no certainty that any Selling Shareholder will exercise any warrant, and we may not receive any proceeds from the issuance of the underlying ordinary shares.

We expect to use any proceeds received from cash exercises of the warrants for our Phase 2/3 clinical trial, working capital and general corporate purposes.

SELLING SHAREHOLDERS

This prospectus relates to the potential resale from time to time by the Selling Shareholders of up to 8,813,531 ordinary shares, consisting of (i) up to 6,659,041 Warrant Shares issuable upon exercise of the New Warrants and placement agent warrants issued or to be issued in connection with the September 2026 warrant inducement transaction, (ii) 1,414,266 Note Shares issued to the Moringa Sponsor upon conversion of the remaining amounts due under the Sponsor Promissory Note, which shares had not previously been registered for resale, and (iii) the 740,224 Commercial Shares. The registration statement on Form S-3 of which this prospectus forms a part was filed: (i) in the case of the ordinary shares issuable under the New Warrants and placement agent warrants issued in the September 2026 warrant inducement transaction, pursuant to the inducement offer letter agreement with the holders of existing warrants and the related engagement letter between our company and H.C. Wainwright, as placement agent in the transaction; (ii) in the case of the ordinary shares issued upon conversion of amounts owed under the Sponsor Promissory Note, pursuant to the amended and restated registration rights and lock-up agreement; and (iii) in the case of the Commercial Shares, pursuant to an agreement between our company and LifeSci.

For additional information regarding the transactions in which the ordinary shares covered by this prospectus were issued (in the case of the Note Shares and the Commercial Shares) or may be issued (in the case of ordinary shares underlying the New Warrants and placement agent warrants issued in the September 2026 warrant inducement transaction), see “Transactions Related to Offering Under This Prospectus” above. Except for those transactions or as otherwise disclosed in this prospectus, none of the Selling Shareholders has had any material relationship with us within the past three years.

The Selling Shareholders may offer and sell, from time to time, any or all of the ordinary shares being offered for resale under this prospectus.

The term “Selling Shareholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides, as of October 28, 2026, information regarding the beneficial ownership of our ordinary shares and warrants by each Selling Shareholder, the number of ordinary shares (including ordinary shares underlying warrants) that may be sold by each Selling Shareholder under this prospectus and the ordinary shares each Selling Shareholder will beneficially own after this offering. We have calculated the percentage ownership prior to this offering based on 15,213,516 ordinary shares outstanding as of October 28, 2026. We have calculated the percentage ownership following this offering based on 21,872,557 ordinary shares outstanding after giving effect to the assumed exercise in full of all 6,659,041 New Warrants and placement agent warrants covered by this prospectus.

Because each Selling Shareholder may dispose of all, none or some portion of its ordinary shares, no estimate can be given as to the number of shares that will be beneficially owned by a Selling Shareholder upon completion of this offering. We do not know how long the Selling Shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares. For purposes of the table below, however, we have assumed that after completion of this offering none of the ordinary shares covered by this prospectus will be beneficially owned by the Selling Shareholders and further assumed that the Selling Shareholders will not acquire beneficial ownership of any additional securities during the offering and will retain beneficial ownership of the securities not covered by this prospectus. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Name of Selling Shareholder	Outstanding Ordinary Shares Owned Prior to Offering		Ordinary Shares Underlying Warrants Beneficially Owned Prior to Offering(1)		Percentage Beneficial Ownership of Ordinary Shares Prior to This Offering(1)	Maximum Number of Ordinary Shares That May be Sold in This Offering		Number of Ordinary Shares Beneficially Owned Following This Offering(2)	Percentage Beneficial Ownership of Ordinary Shares Following This Offering(3)
Moringa Sponsor, L.P. and affiliates (4)	1,954,241	(5)	37	(6)	12.85%	1,414,266	(7)	539,975	2.47%
BPY Limited	0	(8)	350,770		2.25%	350,770		0	-
Nomis Bay Ltd	0	(9)	572,308		3.63%	572,308		0	-
Armistice Capital Master Fund Ltd.	0	(10)	1,538,462		9.18%	1,538,462		0	-
Lind Global Fund III LP	0	(11)	1,196,348		7.29%	1,153,848		42,500	*
Intracoastal Capital LLC	0	(12)	840,653		5.24%	769,232		71,421	*
3i, LP	0	(13)	825,733		5.15%	769,232		56,501	*
Orca Capital AG	0	(14)	345,795		2.22%	292,308		53,487	*
Alta Partners, LLC and affiliates	0	(15)	466,648		2.98%	436,924		29,724	*
Warberg WF XIV LP	0	(16)	436,924		2.79%	436,924		0	-
KBB Asset Management, LLC	0	(17)	127,381		*	113,848		13,533	*
Augustus Trading LLC	0	(18)	326,000	(22)	2.1%	144,400		181,600	*
Noam Rubinstein	0	(19)	164,656	(22)	1.07%	70,933		93,723	*
Wilson Drive Holdings LLC	0	(20)	17,641	(22)	*	7,600		10,041	*
Charles Worthman	0	(21)	5,225	(22)	*	2,252		2,973	*
LifeSci Advisors, LLC	740,224	(23)	-		4.87%	740,224		-	-

TOTAL						8,813,531

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and includes ordinary shares as to which a Selling Shareholder has sole or shared voting power or sole or shared investment power. The rules under Section 13(d) of the Exchange Act generally provide that a person or entity has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of ordinary shares beneficially owned by a Selling Shareholder and its percentage ownership, we include, as outstanding, those ordinary shares that are subject to warrants held by that Selling Shareholder that are currently exercisable or exercisable within 60 days of October 28, 2026. We do not deem those shares to be outstanding, however, for the purpose of computing the percentage ownership of any other Selling Shareholder. The Series F warrants, Series G warrants and placement agent warrants issued in the September 2026 warrant inducement transaction became exercisable on October 26, 2026. For purposes of this table, we have assumed that the Selling Shareholders that exercised Series E warrants in the September 2026 warrant inducement transaction have sold all of the ordinary shares issued to them upon such exercise. For purposes of this table, we have also included all ordinary shares underlying the Series F warrants, Series G warrants and placement agent warrants as beneficially owned by the respective Selling Shareholders, and we have not given effect to the beneficial ownership limitations (often referred to as “blockers”) set forth in those warrants that would otherwise limit the beneficial ownership of a Selling Shareholder to 4.99% or 9.99% of our outstanding ordinary shares.

(2)

Assumes the sale by the relevant Selling Shareholder of the maximum number of ordinary shares registered for sale by it under this prospectus, but no sale by the Selling Shareholder of any other ordinary shares or other securities under which ordinary shares may be issued to it (e.g., warrants).

(3)

Percentage ownership following this offering is based on 21,872,557 ordinary shares outstanding after giving effect to the assumed exercise in full of all 6,659,041 warrants under which ordinary shares covered by this prospectus may be issued, consisting of 3,216,928 Series F warrants, 3,216,928 Series G warrants and 225,185 placement agent warrants.

(4)

The securities included in this row are held of record by the Moringa Sponsor, a Cayman Islands exempted limited partnership. Moringa Partners Ltd., an Israeli company wholly owned by Mr. Ilan Levin, serves as the sole general partner of the Moringa Sponsor. Mr. Levin is the sole director of that general partner. As a result of his ownership of that general partner, Mr. Levin possesses sole voting and investment authority with respect to the ordinary shares held by the Moringa Sponsor. The limited partnership interests of the Moringa Sponsor are held by various individuals and entities, including Mr. Levin. Mr. Levin disclaims beneficial ownership of the securities held by the Moringa Sponsor other than to the extent of his direct or indirect pecuniary interest in such securities. The address of the Selling Shareholder identified in this row is c/o Moringa Acquisition Corp, 250 Park Avenue, 7th floor, New York, NY 10177. Beneficial ownership shown herein reflects information in the most recent Schedule 13D/A filed by the Moringa Sponsor with the SEC on September 28, 2026.

(5)

Consists of 1,954,241 ordinary shares, including the 1,414,266 ordinary shares described in footnote (7), and 148 ordinary shares held by Greenstar, L.P. The Sponsor Promissory Note was fully converted as of September 30, 2026.

(6)

Represents 37 private warrants originally issued by Moringa and assumed by the Company upon the Closing of the Business Combination. Each warrant is exercisable for one ordinary share at an exercise price of $15,525.00 per share and expires on August 15, 2029. The shares underlying those warrants are not being registered for sale under the registration statement of which this prospectus forms a part.

(7)

Consists of 1,414,266 outstanding ordinary shares issued to the Moringa Sponsor upon conversion of amounts outstanding under the Sponsor Promissory Note that are not covered by our prior registration statements on Form S-3.

(8)

The address of this Selling Shareholder is c/o Murchinson, 145 Adelaide Street West, 4th Floor, Toronto, Ontario M5H 4E5. The ordinary shares underlying warrants included in this row consist of (i) 175,385 ordinary shares issuable upon exercise of 175,385 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 175,385 ordinary shares issuable upon exercise of 175,385 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus. Excludes 175,385 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares.

(9)

The address of this Selling Shareholder is c/o Murchinson, 145 Adelaide Street West, 4th Floor, Toronto, Ontario M5H 4E5. The ordinary shares underlying warrants included in this row consist of (i) 286,154 ordinary shares issuable upon exercise of 286,154 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 286,154 ordinary shares issuable upon exercise of 286,154 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus. Excludes 286,154 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares.

(10)

The address of this Selling Shareholder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. The ordinary shares underlying warrants included in this row consist of (i) 769,231 ordinary shares issuable upon exercise of 769,231 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 769,231 ordinary shares issuable upon exercise of 769,231 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus. Excludes 769,231 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares, and the other warrants held by the Selling Shareholder are subject to a 9.99% beneficial ownership limitation.

(11)

Lind Global Partners III LLC is the general partner of Lind Global Fund III LP, and Jeff Easton is the managing member of Lind Global Partners III LLC. As such, Mr. Easton may be deemed to have sole voting and dispositive power with respect to ordinary shares beneficially owned by Lind Global Fund III LP. The address of each of these entities and individuals is 444 Madison Avenue, Floor 41, New York, NY 10022. The ordinary shares underlying warrants included in this row consist of (i) 576,924 ordinary shares issuable upon exercise of 576,924 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 576,924 ordinary shares issuable upon exercise of 576,924 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (iii) 42,500 ordinary shares issuable upon exercise of Series C warrants and Series D warrants issued in the May 2026 warrant inducement transaction, which are not covered by this prospectus. Excludes 576,924 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares, and the Series C warrants and Series D warrants may not be exercised if, following such exercise, the beneficial ownership of Lind Global Fund III LP would exceed 9.9%.

(12)

Mitchell P. Kopin and Daniel B. Asher, each of whom is a manager of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities beneficially owned by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are beneficially owned by Intracoastal. The address of Intracoastal is 2211A Lakeside Drive, Bannockburn, IL 60015. The ordinary shares underlying warrants included in this row consist of (i) 384,616 ordinary shares issuable upon exercise of 384,616 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 384,616 ordinary shares issuable upon exercise of 384,616 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (iii) 71,421 ordinary shares issuable upon exercise of Series C warrants and Series D warrants issued in the May 2026 warrant inducement transaction, which are not covered by this prospectus. Excludes 384,616 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares, and the Series C warrants and Series D warrants are subject to a 9.99% beneficial ownership limitation.

(13)

3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority (“FINRA”), or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The ordinary shares underlying warrants included in this row consist of (i) 384,616 ordinary shares issuable upon exercise of 384,616 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 384,616 ordinary shares issuable upon exercise of 384,616 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (iii) 56,501 ordinary shares issuable upon exercise of Series C warrants and Series D warrants issued in the May 2026 warrant inducement transaction, which are not covered by this prospectus. Excludes 384,616 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares.

(14)

Roman Grodon, Thomas Koenig and Beate Ruhle-Burkhardt have shared voting control and investment discretion over the subject securities that are beneficially owned by Orca Capital AG. As a result, each of them may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities beneficially owned by Orca Capital AG. The principal business address of Orca Capital AG is Sperl-Ring 2, 85276 Hettenshausen, Germany. The ordinary shares underlying warrants included in this row consist of (i) 146,154 ordinary shares issuable upon exercise of 146,154 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 146,154 ordinary shares issuable upon exercise of 146,154 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (iii) 53,487 ordinary shares issuable upon exercise of Series C warrants and Series D warrants issued in the May 2026 warrant inducement transaction, which are not covered by this prospectus. Excludes 146,154 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. Due to “blocker” provisions in the warrants held by this Selling Shareholder, the maximum number of ordinary shares that may actually be held upon exercise of warrants by the Selling Shareholder may not exceed 4.99% of our issued and outstanding ordinary shares.

(15)

The address of this Selling Shareholder is 1205 Franklin Avenue, Suite 320, Garden City, NY 11530. The ordinary shares underlying warrants included in this row consist of (i) 218,462 ordinary shares issuable upon exercise of 218,462 Series F warrants (five-year exercise term, $0.2603 exercise price), (ii) 218,462 ordinary shares issuable upon exercise of 218,462 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, as well as an additional (iii) 29,231 ordinary shares underlying 29,231 Series E warrants sold by us to this Selling Shareholder in our August 2026 public offering and (iv) 493 ordinary shares underlying 493 ordinary warrants sold by us to this Selling Shareholder in our August 2025 induced warrant exercise transaction, which additional ordinary shares are not covered by this prospectus. Excludes 218,462 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares.

(16)

Warberg WF XIV LP is managed by Warberg Asset Management LLC. Daniel Warsh is managing member of Warberg Asset Management LLC and has voting and dispositive power with respect to the securities held by Warberg WF XIV LP. The address of this Selling Shareholder is 716 Oak Street, Winnetka, IL 60093. The ordinary shares underlying warrants included in this row consist of (i) 218,462 ordinary shares issuable upon exercise of 218,462 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 218,462 ordinary shares issuable upon exercise of 218,462 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which are covered by this prospectus. Excludes 218,462 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares.

(17)

Steven Segal is the natural person possessing voting control and investment discretion over the ordinary shares beneficially owned by this Selling Shareholder. The address of this Selling Shareholder is 47 Calle Del Sur, Palm Coast, FL 32137. The ordinary shares underlying warrants included in this row consist of (i) 56,924 ordinary shares issuable upon exercise of 56,924 Series F warrants (five-year exercise term, $0.2603 exercise price) and (ii) 56,924 ordinary shares issuable upon exercise of 56,924 Series G warrants (24-month exercise term, $0.2603 exercise price), in each case issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (iii) 13,533 ordinary shares issuable upon exercise of Series C warrants and Series D warrants issued in the May 2026 warrant inducement transaction, which are not covered by this prospectus. Excludes 56,924 ordinary shares issued to the Selling Shareholder upon exercise of its Series E warrants in the September 2026 warrant inducement transaction, all of which we have assumed were sold by the Selling Shareholder. The Series F warrants and Series G warrants may not be exercised to the extent that such exercise would cause the Selling Shareholder’s beneficial ownership to exceed 4.99% of our issued and outstanding ordinary shares.

(18)

Orsium Capital LLC, the authorized agent of Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC, and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the securities held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022. The ordinary shares underlying warrants included in this row consist of (i) 144,400 ordinary shares issuable upon exercise of 144,400 placement agent warrants issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (ii) 172,644 ordinary shares issuable upon exercise of 172,644 placement agent warrants issued in our August 2026 public offering, and 8,956 ordinary shares issuable upon exercise of placement agent warrants issued in our May 2026 warrant inducement transaction, which are not covered by this prospectus.

(19)

See footnote (22). The ordinary shares underlying warrants included in this row consist of (i) 70,933 ordinary shares issuable upon exercise of placement agent warrants issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (ii) 93,723 ordinary shares issuable upon exercise of placement agent warrants issued in our prior financing transactions, which are not covered by this prospectus.

(20)

The securities set forth in this row are held by Wilson Drive Holdings LLC, which has a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose of the securities held by Wilson Drive Holdings LLC. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years. The ordinary shares underlying warrants included in this row consist of (i) 7,600 ordinary shares issuable upon exercise of placement agent warrants issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (ii) 10,041 ordinary shares issuable upon exercise of placement agent warrants issued in our prior financing transactions, which are not covered by this prospectus.

(21)

See footnote (22). The ordinary shares underlying warrants included in this row consist of (i) 2,252 ordinary shares issuable upon exercise of placement agent warrants issued in the September 2026 warrant inducement transaction, which may be sold under this prospectus, and (ii) 2,973 ordinary shares issuable upon exercise of placement agent warrants issued in our prior financing transactions, which are not covered by this prospectus.

(22)

Includes ordinary shares issuable upon exercise of placement agent warrants (five-year exercise term, $0.3254 exercise price) issued to designees of H.C. Wainwright in the September 2026 warrant inducement transaction, which underlying ordinary shares may be sold in this offering. Each of Mr. Rubinstein and Mr. Worthman is affiliated with H.C. Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022. H.C. Wainwright acted as our placement agent in the September 2026 warrant inducement transaction. Each such Selling Shareholder has voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(23)

The ordinary shares included in this row consist of 740,224 Commercial Shares issued to LifeSci on October 28, 2026 under the Master Service Agreement, dated as of April 28, 2026, between Silexion Therapeutics Ltd. and LifeSci, all of which were issued in settlement of outstanding fees. The address of LifeSci is 1700 Broadway, 40th Floor, New York, NY 10019.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Shareholders of an aggregate of up to 8,813,531 ordinary shares, consisting of (a) up to 3,216,928 ordinary shares issuable upon exercise of Series F warrants, (b) up to 3,216,928 ordinary shares issuable upon exercise of Series G warrants, (c) up to 225,185 ordinary shares issuable upon exercise of placement agent warrants, (d) 1,414,266 ordinary shares issued to the Moringa Sponsor upon conversion of the remaining amounts due under the Sponsor Promissory Note, which were not previously registered for resale, and (e) 740,224 Commercial Shares. We will not receive any proceeds from the sale by Selling Shareholders of ordinary shares under this prospectus. We may, however, receive proceeds from the exercise of the foregoing warrants to the extent that they are exercised for cash. The aggregate proceeds to the Selling Shareholders from sales of ordinary shares under this prospectus will be the purchase price of the securities less any discounts and commissions borne by the Selling Shareholders.

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares (which includes ordinary shares underlying warrants once issued upon the exercise of such warrants) on any stock exchange, market or trading facility on which the ordinary shares are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of ordinary shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of ordinary shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise, for cash, of warrants under which ordinary shares that may be sold in this offering are issued, however, we will receive the exercise price of those warrants.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the ordinary shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To the extent provided in the applicable agreements, we have agreed to indemnify the applicable Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered by this prospectus.

To the extent provided in the applicable agreements, we have agreed with the applicable Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until all ordinary shares covered by the applicable registration obligations have been disposed of pursuant to and in accordance with the registration statement or the shares have been withdrawn.

Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “SLXN”.

LEGAL MATTERS

The legality of the ordinary shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for us by Conyers Dill & Pearman LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1g to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” certain information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, including documents we may file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement. We are not incorporating by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any amendments or supplements thereto incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026, as amended by Amendment No. 1 thereto, filed with the SEC on May 19, 2026;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 15, 2026 and August 14, 2026, respectively;

●	Our Current Reports on Form 8-K (other than information contained therein or annexed thereto that is furnished rather than filed) that were filed with the SEC on the following dates:
●	March 23, 2026;
●	March 25, 2026;
●	May 5, 2026;
●	May 15, 2026;
●	May 26, 2026;
●	May 29, 2026;
●	July 21, 2026;
●	July 31, 2026;
●	August 3, 2026;
●	August 13, 2026 (two reports);
●	August 21, 2026;
●	September 25, 2026 (two reports);
●	September 29, 2026 (with respect to Items 1.01, 3.02 and 8.01 only);
●	October 26, 2026; and

●	The description of our share capital contained in our registration statement on Form 8-A (File No. 001-42253) filed with the SEC on August 15, 2024, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026).

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. You may request a free copy of any or all of the reports or documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Silexion Therapeutics Corp

12 Abba Hillel Road

Ramat Gan, Israel 5250606

Attn: Chief Financial Officer and Secretary

+972-3-756-4999

We also maintain a website at www.silexion.com where incorporated reports or other documents that we file with the SEC may be accessed. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC; the address of that site is http://www.sec.gov. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website or the SEC’s website, and you should not consider either of those websites to be part of this prospectus.

Silexion Therapeutics Corp

Up to 8,813,531 Ordinary Shares by the Selling Shareholders

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

The following table sets forth the anticipated costs and expenses payable by us (other than commissions and fees) in connection with the registration of the ordinary shares covered by this registration statement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$138.02
Legal fees and expenses	12,000.00
Accounting fees and expenses	10,000.00
Printing and miscellaneous fees and expenses	4,000.00
Total	$26,138.02

ITEM 15. Indemnification of Directors and Officers

Silexion Therapeutics Corp is incorporated under the laws of the Cayman Islands. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnity agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
4.1	Form of Series F Ordinary Share Purchase Warrant (September 2026 warrant inducement transaction) (incorporated by reference to Exhibit 10.2 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on September 29, 2026)
4.2	Form of Series G Ordinary Share Purchase Warrant (September 2026 warrant inducement transaction) (incorporated by reference to Exhibit 10.2 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on September 29, 2026)
4.3	Form of Placement Agent Warrant (September 2026 warrant inducement transaction) (incorporated by reference to Exhibit 10.3 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on September 29, 2026)
10.1	Inducement Offer Letter Agreement, dated September 28, 2026 (incorporated by reference to Exhibit 10.1 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on September 29, 2026)
10.2	Amended and Restated Registration Rights and Lock-Up Agreement, dated August 14, 2024, by and among Silexion Therapeutics Corp (formerly known as Biomotion Sciences), Moringa Acquisition Corp, Moringa Sponsor, L.P., the distributees of ordinary shares that were issuable to Moringa Sponsor, L.P., EarlyBirdCapital, Inc., certain of Silexion Therapeutics Ltd.’s pre-Business Combination shareholders and Greenstar, L.P. (incorporated by reference to Exhibit 10.4 to Silexion Therapeutics Corp’s Current Report on Form 8-K filed with the SEC on August 21, 2024)
5.1*	Opinion of Conyers Dill & Pearman LLP, Cayman legal counsel to Silexion Therapeutics Corp, relating to the ordinary shares covered by this registration statement
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman LLP related to its opinion (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereof)
107*	Filing Fee Table

*	Filed herewith

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat-Gan, State of Israel, on the 28th day of October, 2026.

SILEXION THERAPEUTICS CORP

By:	/s/ Ilan Hadar
Name: Ilan Hadar Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ilan Hadar and Mirit Horenshtein Hadar, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ilan Hadar	Chairman and Chief Executive Officer	October 28, 2026
Ilan Hadar	(Principal Executive Officer)

/s/ Mirit Horenshtein Hadar	Chief Financial Officer and Secretary	October 28, 2026
Mirit Horenshtein Hadar	(Principal Financial and Accounting Officer)

/s/ Dror J. Abramov	Director	October 28, 2026
Dror J. Abramov

/s/ Ruth Alon	Director	October 28, 2026
Ruth Alon

/s/ Avner Lushi	Director	October 28, 2026
Avner Lushi

/s/ Shlomo Noy	Director	October 28, 2026
Shlomo Noy

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Newark, Delaware, on the 28th day of October 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Authorized Representative